Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MORTON’S RESTAURANT GROUP, INC.

ARTICLE I

NAME

The name of the corporation is Morton’s Restaurant Group, Inc. (the “Corporation”).

ARTICLE II

ADDRESS

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of the registered agent at such registered office is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

A. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 10,000 shares, which shall consist of 10,000 shares of common stock, $0.01 par value (the “Common Stock”).

B. No stockholder of the Corporation shall, by reason of being a stockholder, have any preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities convertible into or carrying a right to subscribe to or to acquire any shares of any class of the Corporation now or hereafter authorized.

C. The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders. No stockholder shall have the right to cumulate votes at any election of directors of the Corporation.

ARTICLE V

CORPORATE MATTERS

The affairs of the Corporation shall be managed by a Board of Directors. The number of directors of the Corporation shall be from time to time fixed by, or altered in the manner provided in, the Bylaws of the Corporation.

ARTICLE VI

AMENDMENTS

In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend, and repeal, from time to time, the Bylaws of the Corporation.

ARTICLE VII

DURATION OF EXISTENCE

The Corporation will have a perpetual existence.

ARTICLE VIII

RIGHT TO AMEND

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

WRITTEN BALLOT

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

LIABILITY OF DIRECTORS

To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Any repeal or modification of any provision of this Article X shall not adversely affect any right or protection of any person existing by virtue of this Article X in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE XI

INDEMNIFICATION AND INSURANCE

A. Each person (and the heirs, executors and administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a director, officer or employee of the Corporation, or (ii) serves or served as a director, officer or employee of any other enterprise (as defined herein) either (a) at the request of the Corporation or (b) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of the Corporation at the time of such person’s service as a director, officer or employee of such other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL and not otherwise prohibited by applicable law; provided, however, that except for proceedings by any such person to enforce rights to indemnification, the Corporation shall not be obligated to indemnify such person (or the heirs, executors or administrators of such person) in connection with any action, suit or proceeding (or part thereof) initiated by such person (or the heirs, executors or administrators of such person) unless such action, suit or proceeding (or part thereof) was authorized or consented to by the Board of Directors. For purposes of this Article XI, the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust or other enterprise. The right to indemnification conferred in this Article XI A. shall be a contract right.

B. The Corporation, to the fullest extent permitted by the DGCL and not otherwise prohibited by applicable law, may advance to any person who is or was a director, officer or employee of the Corporation (and the heirs, executors and administrators of such person) any and all expenses (including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of the fact that such person (i) is or was a director, officer or employee of the Corporation, or (ii) serves or served as a director, officer or employee of any other enterprise either (x) at the request of the

Corporation or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of the Corporation at the time of such person’s service as a director, officer or employee of such other enterprise; provided, however, that, to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this Article XI or otherwise. The Corporation by provisions in its Bylaws or by agreement may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the DGCL.

C. The Corporation may, by action of the board of directors, provide indemnification and advancement of expenses to such of the agents of the Corporation and such other persons serving, at the request of the Corporation, as agents of any other enterprise to such extent as is permitted by the DGCL and the board of directors shall determine to be appropriate.

D. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who (i) is or was a director, officer, employee or agent of the Corporation, (ii) serves or served as a director, officer, employee or agent of any other enterprise either (x) at the request of the Corporation or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of the Corporation at the time of such person’s service as a director, officer, employee or agent of such other enterprise, or (iii) while a director, officer or employee of the Corporation, serves or served as a trustee of a trust at the request of the Corporation.

E. The rights and authority conferred in this Article XI shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

F. Any repeal or modification of any provision of this Article XI shall not adversely affect any right or protection of any person referred to in Section A of this Article XI existing by virtue of this Article XI in respect of any act or omission occurring prior to the time of such repeal or modification.